EXHIBIT 10.2

TYÖSOPIMUS (CONTRACT OF EMPLOYMENT)

1.	Sopijapuolet (Parties)

	1.1.	Työnantaja (Employer)

Oy Tracebit Ab (“Työnantaja”)
Y-tunnus: 1074508-1
Kirkkotori 13E, 06100 Porvoo, Finland

	1.2.	Työntekijä (Employee)

Miro Wikgren (270375-0571)
Gymnasiegränd 7 bst 3, 06100 Borgå, Finland

2.	Sopimuksen kohde ja kesto (Employment and continuity of employment)

Työsuhde alkoi 1.1.2000 ja on voimassa toistaiseksi. (The employment commenced on January 1st 2000 and is a continuous employment).

Työntekijän tehtävänimike CTO/teknologiajohtaja, toimenkuva tarkennetaan erillisessä työnkuvauksessa. Toimenkuvan määrityksessä pyritään ottamaan huomioon erityis-osaaminen. Työntekijän lähimpänä esimiehenä toimii Tracebitin toimitusjohtaja. (The job title of the employee is CTO/Chief Technology Officer, the nature of the job can be specified in a separate job description. The expertize and special skills of the employee will be taken in consideration when defining the job and tasks. The employee reports to the CEO).

3.	Työaika (Working hours)

Työntekijän työsuhteeseen ei sovelleta työaikalakia työn itsenäisen johtamistehtävän takia. Viikonloppuna työhön käytetty työ- ja matka-aika annetaan vapaana. (The working hours are not specified due to the independent nature of the job. Leisure-time and time during weekends used for work or spent travelling is considered as working hours and the employee shall be compensated for that time by granting extra leisure time/vacation).

4.	Palkka ja palkanluontoiset edut (Salary and benefits)

Työntekijän kuukausirahapalkka on 1.2.2007 alkaen 4000.00 euroa. Rahapalkka maksetaan kuukausittain työntekijän osoittamalle pankkitilille kunkin kuukauden 1. arkipäivänä. (The employee's monthly salary is, starting from Feb. 1st 2007, 4000.00 euro. The salary shall be paid on the first business day of the month, to the employee’s bank account).

5.	Vuosiloma ja lomaraha (Annual leave and compensation)

Työntekijän vuosiloma määräytyy vuosilomalain (162/2005) mukaan. Lomaraha suoritetaan alan työehtosopimuksen taikka sen puuttuessa Kaupan työehtosopimuksen mukaan. (The terms set forth in the Annual Holidays Act (Finland) shall apply in establishing the employee’s annual leave. Salary during the annual leave shall be paid in accordance with the terms set forth in the collective labour contract in effect in the respective field, or in the absence of such, according to the Collective Agreement in Commerce).

6.	Työn suorittamispaikka (Official duty station)

Työn pääasiallinen suorittamispaikka on työnantajan Porvoon tai Helsingin toimistossa. (The official duty station is the Employer’s office in Porvoo or Helsinki, Finland).

7.	Työsopimuslaki (Employment Contracts Act and Labour legislation)

Työsuhteessa noudatetaan voimassa olevaa työsopimuslakia. (This employment contract shall comply to the Employment Contracts Act and Labour legislation).

8.	Vakuutukset (Insurances)

Työnantaja maksaa työntekijän lakisääteiset vakuutukset. (The employer shall pay all compulsory insurances).

9.	Päivärahat (Travel and other expenses)

Työnantaja maksaa työntekijän hallinnassa olevan kulkuneuvon käyttämisestä työmatkoihin kilometrikorvaukset sekä päivärahat verohallituksen kullekin vuodelle verosta vapaiksi vahvistamien perusteiden ja enimmäismäärien mukaan ja muut kustannukset tositteiden mukaisesti. Lisäksi noudatetaan mitä kauppaedustajalain 43 §:ssä on säädetty. (The Employer shall pay a kilometer based compensation to the employee for the use of his car for work related trips as well as a daily allowance according to the annually confirmed maximum tax free rates set by the National Board of Taxes and other expenses according to presented receipts. In additional, the terms set forth in Section 43 of the Act on Commercial Representatives and Salesmen shall apply).

10.	Muut ehdot (Other conditions)

Riippumatta työehtosopimuksesta noudatetaan palkan kehittymisessä kulloinkin yleiseksi katsottavaa työmarkkinaratkaisua siten, että työntekijän kokonaispalkka nousee vuosittain vähintään tuon ratkaisun mukaisesti. (Salary development shall follow the general terms in force at the time in question in the collective labour contract so that the annual increment of the employee’s gross pay shall increase at least in accordance with the said collective labour contract).

Palkallinen sairasloma ja sairausajan palkka määräytyvät alan työehtosopimuksen mukaan tai sen puuttuessa Kaupan työehtosopimuksen mukaan. (Paid sick leave and statutory sick pay shall be paid in accordance with the terms set in the collective labour contract in effect in the respective field, or in the absence of such, according to the Collective Agreement in Commerce).

Muuten työsuhteessa noudatetaan voimassa olevaa lainsäädäntöä. (In other respects, the terms set forth in the Finnish legislation shall apply).

Tätä sopimusta on tehty kaksi (2) samanlaista kappaletta yksi kummallekin sopijapuolelle. (This contract has been made in two copies, one for each party).

If there is any discrepancy or conflict between the Finnish and its English translation, the Finnish version prevails.

Paikka ja aika Porvoo, Finland 31/1_ 2007 (Place and date)

Tracebit (Oy Tracebit Ab)

/s/ Peter Åhman	/s/ Miro Wikgren
Peter Åhman	Miro Wikgren